20029646
___________________
Corporate Access No.

ALBERTA

BUSINESS CORPORATIONS ACT

FORM 12

CERTIFICATE OF CONTINUANCE

RIMBEY PIPE LINE CO. LTD

______________________
Name of Corporation

I HEREBY CERTIFY THAT THE ABOVE-MENTIONED CORPORATION WAS CONTINUED, AS

SET OUT IN THE ATTACHED ARTICLES OF CONTINUANCE, UNDER SECTION 261

OF THE BUSINESS CORPORATIONS ACT.

__________/s/____________
Registrar of corporations

July 27, 1984
-------------------
Date of Continuance

CCA-06-112                                                       JUL 27 1984

                       BUSINESS CORPORATIONS ACT                  FORM 11
ALBERTA      CONSUMER AND
             CORPORATE AFFAIRS

THE REGISTRAR OF CORPORATION'S
PROVINCE OF ALBERTA
ARTICLES OF CONTINUANCE
-----------------------

1. NAME OF CORPORATION. 2. CORPOARTE ACCESS NO.

RIMBEY PIPE LINE CO. LTD. 20029646

3. THE CLASSES AND ANY MAXIMUM NUMBER OF SHARES THAT THE CORPORATION IS AUTHORIZED TO ISSUE.

The Corporation is authorized to issue a maximum of 500,000 shares of one class for a maximum consideration of $5,000,000.00.

4. RESTRICTIONS IF ANY ON SHARE TRANSFERS.

The shares of the Corporation shall be restricted as set out in Schedule A attached.

5. NUMBER (OR MINIMUM AND MAXIMUM NUMBER) OF DIRECTORS.

The Corporation shall have 6 Directors, the nomination and election of which is subject to the provisions set out in Schedule B attached.

6. RESTRICTIONS IF ANY ON BUSINESSES THE CORPORATION MAY CARRY ON.

There shall be no restriction on the business which the Corporation may barry on.

7. IF CHANGE OF NAME EFFECTED, PREVIOUS NAME.

N/A

8. DETAILS OF INCORPORATION.

Incorporated August 11, 1961.

9. OTHER PROVISIONS IF ANY.

The additional provisions set out in Schedule C attached shall apply to the Corporation.

10. DATE SIGNATURE TITLE

June 18, 1984 T. Matsushita /s/ President

FOR DEPARTMENTAL USE ONLY FILED
CCA-06.111
REV. 9/82 84/07/27
______________________________________________________________________________

SCHEDULE A

TO THE

ARTICLES OF CONTINUANCE

Of

RIMBEY PIPE LINE CO. LTD.

1.  The corporation shall be a non-distributing corporation and the number of its shareholders, exclusive of:

(a)  persons who are in its employment or that of an affiliate, and

(b)  persons who, having been formerly in its employment or that of an affiliate, were, while in that employment, shareholders of the Corporation and have continued to be shareholders of the Corporation after termination of that employment, is limited to not more than fifty (50) persons, two (2) or more persons who are the joint registered owners of one (1) or more shares being counted as one (1) shareholder.

2.  Any invitation to the public to subscribe for the securities of the Corporation is prohibited.

3.  No shares of the Corporation may be issued, sold or transferred except as follows:

    (a)  Any shares of the Corporation proposed to be offered or proposed to be issued by the Corporation shall first be offered to the then existing shareholders of the Corporation in proportion to their then shareholdings in the Corporation, and any of such shares not accepted by any shareholder within the time limited by such offer shall forthwith thereafter be offered to such of the shareholders of the Corporation as have accepted their full proportion of such shares offered, in proportion to their then shareholdings (including shares offered and accepted, although not yet issued) in the Corporation, or in such other proportions amongst them as the shareholders who wish to accept such last mentioned offer in whole or in part may agree upon between themselves.

    (b)  No shares shall be sold by any holder thereof except as follows. After issue of any shares of the Corporation, any holder thereof wishing to sell any of such shares shall first offer them to the other shareholders subject to and in accordance with the following terms and conditions:

         (i)  The offer shall be in writing delivered to the Secretary of the Corporation addressed for the attention of "Shareholders of Rimbey Pipe Line Co. Ltd.", and shall be promptly communicated by the Secretary of the Corporation to the other shareholders of the Corporation;

         (ii)  Such shares shall be offered at the actual book value thereof as at the end of the Corporation's fiscal year which may most closely precede the date of such offer, without any allowance for good will, or at such lesser price as the offering shareholder may specify in such offer. The book value of such shares shall be determined by the Corporation's auditors and the decision of such auditors shall be final and binding on both the Vendor and the Purchasers. Any such offer shall be accompanied by the share certificates of the shares with respect to which the offer is made, duly endorsed in blank for transfer;

         (iii)  Such other shareholders or such of them as wish to accept such offer in whole or in part, shall be entitled within 30 days after delivery of any such offer to the Secretary of the Corporation as aforesaid, to purchase such shares in proportion to their then shareholdings of shares of the Corporation or in such other proportions amongst them as the shareholders who wish to accept such offer in whole or in part may agree upon between themselves;

         (iv)  With respect to any of the shares so offered in the manner hereinbefore provided which are not taken up within the said 30-day period, the certificates for such shares not so taken up shall forthwith be delivered out to the offering shareholder and such shareholder shall be entitled within 30 days after the delivery to him of such share certificates, but not afterwards, to sell all or any of such shares so previously offered to the other members and not accepted by them, to any person or persons at a price not less than and upon terms not less onerous than those contained in the offer to the other shareholders with respect to such shares. If such shareholder wishes to sell any of such shares after the expiration of the last mentioned 30-day period he shall then first again offer such shares to the other shareholders as hereinbefore provided;

PROVIDED THAT the provisions of this clause relating to the obligations of a selling shareholder to offer such shares of the Corporation to the other shareholders shall not apply to mergers or consolidations or to assignments, transfers or sales between parent and subsidiary corporations or subsidiaries of a parent company if the parent company owns at least 50% of the voting stock of the subsidiary corporation or corporations, or between affiliated companies controlled by mutual parent companies, or to the sale by the selling shareholder of all of its assets in Canada.

         (c)  Notwithstanding anything elsewhere contained in this Schedule A to the Articles of Continuance of the Corporation, any shares proposed to be issued at any time or from time to time may, with the consent in writing of the holders of 85% of the issued shares of the Corporation, be issued to such persons or corporations, or both, as the directors may determine.

         (d) Save as hereinbefore provided, or save as may be provided by any written waiver signed by all of the shareholders, no shares of the Corporation shall be allotted or issued to or held by any person or corporation that is not the sole and beneficial owner thereof and the directors may at any time and from time to time require the holder of any shares to furnish evidence by statutory declaration of sole and beneficial ownership of any shares registered in the name of such person or corporation. In default of such proof the directors may offer for sale to the shareholders of the Corporation (excluding any shareholder who may have made default with respect to such shares or to such statutory declaration) any shares registered in the name of the person or corporation making such default, in accordance with the provisions hereinbefore contained governing compulsory offer of shares by a selling shareholder to other shareholders of the Corporation.

         (e)  No general charge by any shareholder of the Corporation upon all of the assets of such shareholder including its shareholdings in the Corporation shall be deemed to be a disposition of any beneficial interests in the Corporation within the meaning of the forgoing clause; PROVIDED that no such charge shall entitle the shareholder or any person claiming through such shareholder to sell or dispose of the shares of the Corporation free of the buy-back provisions hereinbefore contained.

SCHEDULE B

TO THE

ARTICLES OF CONTINUANCE

OF

RIMBEY PIPE LINE CO. LTD.

1.  The nomination and election of Directors at each annual meeting is subject to the following provisions:

    (a)  If Gulf Canada Limited and Chevron Canada Resources Limited shall then be the only shareholders of the Corporation (other than such shareholder or shareholders as are mere nominees of them or of either of them), Gulf Canada Limited shall be entitled to nominate four candidates and Chevron Canada Resources Limited shall be entitled to nominate two candidates and the six candidates so nominated shall be deemed and declared to be elected.

    (b)  If there shall then be shareholders of the Corporation other than Gulf Canada Limited and Chevron Canada Resources Limited and mere nominees of them or of either of them, Gulf Canada Limited shall be entitled to nominate two candidates and Chevron Canada Resources Limited shall be entitled to nominate two candidates, which four candidates shall be deemed and declared to be elected, and the other two offices of director shall be filled by election by the majority vote of all of the shareholders.

    (c)  At any election of directors other than such directors as are to be deemed and declared elected by reason of nomination by Gulf Canada Limited or Chevron Canada Resources Limited, each shareholder shall have the same number of votes per share held by him as there are directors to be elected at such election and such votes shall be allocated to or among any or all of the nominees as such shareholder shall direct.

    (d)  No person shall be qualified to be nominated or to be elected or to be deemed or declared to be elected as a director unless he shall be an officer or employee of a corporate shareholder of the Corporation or of a parent or subsidiary of such corporate shareholder.

    (e)  Any vacancy in the Board of Directors created by the death, retirement, inability to act, or disqualification, of a director who shall have been deemed and declared to be elected by reason of nomination by Gulf Canada Limited or by Chevron Canada Resources Limited, shall be filled by written nomination of Gulf Canada Limited or Chevron Canada Resources Limited, whichever shall have nominated the director who shall have retired, died or have become unable to act, or have become disqualified, and any other vacancy shall be filled up by the directors; PROVIDED that no person shall be appointed as a director of the Corporation unless he is an officer or employee of a corporate shareholder of the Corporation or of a parent or subsidiary of a corporate shareholder. Any director so appointed to fill any vacancy as aforesaid shall retain his office only so long as the vacating director would have retained the same if the vacancy had not occurred.

    (f)  If hereafter any corporation shall become the successor to substantially all of the Canadian properties of either Gulf Canada Limited or Chevron Canada Resources Limited, including all beneficial interest of such shareholder in the share of the Corporation, or, being a parent or subsidiary of such shareholder, becomes the transferee of the entire legal and beneficial interest of such shareholder in the shares of the Corporation, such successor or parent or subsidiary company, as the case may be, shall be entitled to and to the exercise of all of the rights of Gulf Canada Limited or Chevron Canada Resources Limited as the case may be, with respect to nomination, designation and election of directors.

SCHEDULE C

TO THE

ARTICLES OF CONTINUANCE

OF

RIMBEY PIPE LINE CO. LTD.

1.  The By-Laws of the Corporation may be amended only by resolution passed by a majority of not less than three-quarters of the votes cast by the shareholders who voted in respect of that resolution.

2.  The chairman of a meeting of shareholders or of a meeting of directors may have a casting vote in the case of equal votes being cast for and against a motion.